Exhibit 99.1

Fred’s Inc. Announces the Cancellation of the Dividend, an Update to the Share Repurchase Program and a Review of Alternatives for Certain Non-Core Assets

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 6, 2017--Fred’s, Inc. (“Fred’s” or “Company”) (NASDAQ:FRED) today announced that its board of directors (the “Board”) has cancelled its quarterly cash dividend in order to retain free cash flow for debt reductions, share repurchases and other general corporate purposes. The declaration of future cash dividends will be subject to the discretion of the Board based on a number of factors, including but not limited to, the Company’s financial performance, its available cash resources, capital requirements and its investment opportunities.

In connection with the cancellation of the dividend the Board has amended the Company’s previously disclosed 2012 stock repurchase program. The amended program will allow for the repurchase of up to 3.8 million shares of the Company’s outstanding Class A voting common stock (the “common stock”). Under the amended program, the common stock may be purchased through a combination of a Rule 10b5-1 automatic trading plan and discretionary purchases on the open market, block trades or in privately negotiated transactions. The amount and timing of any purchases will depend on a number of factors, including trading price, trading volume and general market conditions. No assurance can be given that any particular amount of common stock will be repurchased. This repurchase program is valid for up to two years and may be modified, extended or terminated by the Board at any time. The Company intends to finance the repurchases with available cash and with funds drawn from that certain Credit Agreement dated as of April 9, 2015, as amended, by and among Fred’s, certain of its subsidiaries, the lenders named therein and Regions Bank, as the administrative agent.

Moreover, in shifting the Company’s focus towards driving increased traffic, improving its gross margin, reducing SG&A, and generating free cash flow per share, the Board is considering various strategic transactions and alternatives for certain non-core assets, including real estate and the specialty pharmacy business. The decision to consider and explore these strategic alternatives is not in response to any third party proposal and no decision has been made to engage in any of these particular transactions.

Michael K. Bloom, Chief Executive Officer of Fred’s, stated, “We are excited about the progress we have made in executing our strategic turnaround plan, which followed an exhaustive and comprehensive evaluation of our business, and which has prioritized driving traffic, reducing SG&A expenses as a percentage of sales, reducing our leverage levels over time, driving profitability and generating free cash flow per share. We believe that we now are in a position to further enhance our strategic plan by exploring a variety of strategic initiatives and by investing in our common stock which we believe, given current share prices, represents an attractive use of funds and provides us an additional opportunity to build long-term value for our shareholders.”

About Fred’s, Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 13 franchised locations, and three specialty pharmacy-only locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. This includes nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

Forward Looking Statements

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as “outlook,” “guidance,” “may,” “should,” “could,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “committed,” “continue,” or “will likely result” and similar expressions that concern the Company’s strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to (i) the competitive nature of the industries in which we operate; (ii) the implementation of our strategic plan, and its impact on our sales, costs and operations; (iii) utilizing our existing and new stores and increasing our pharmacy department presence in new and existing stores; (iv) our reliance on a single supplier of pharmaceutical products; (v) our pharmaceutical drug pricing; (vi) reimbursement rates and the terms of our agreements with pharmacy benefit management companies; (vii) our private brands; (viii) the seasonality of our business and the impact of adverse weather conditions; (ix) operational difficulties; (x) merchandise supply and pricing; (xi) consumer demand and product mix; (xii) delayed openings and operating new stores and distribution facilities; (xiii) our employees; (xiv) risks relating to payment processing; (xv) our computer system, and the processes supported by our information technology infrastructure; (xvi) our ability to protect the personal information of our customers and employees; (xvii) cyber-attacks; (xviii) changes in governmental regulations; (xix) the outcome of legal proceedings, including claims of product liability; (xx) insurance costs; (xxi) tax assessments and unclaimed property audits; (xxii) current economic conditions; (xxiii) changes in third-party reimbursements; (xxiv) the terms of our existing and future indebtedness; (xxv) our acquisitions and the ability to effectively integrate businesses that we acquire; (xxvi) our ability to pay dividends; and the factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred’s, Inc.
Jason Jenne, 901-238-2787
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449